Ex-99.3 a)

March 25, 2002


STRUCTURED ASSET MORTGAGE INVESTMENT
SANDRA TAVEGIA
C/O WELLS FARGO BANK MN, NA
11000 BROKEN LAND PARKWAY
COLUMBIA, MD 21044



RE:  OFFICERS STATEMENT OF COMPLIANCE
     YEAR ENDING 2001
     SERVICING AGREEMENT/POOL # 300690000000


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Please find below our annual Officers Statement of Compliance for the year ending 2001 with respect to the mortgage loans serviced by GMAC Mortgage Corporation ("GMACM") for your institution.

1. A review of the activities of the Seller / Servicer during the preceding calendar year and of performance according to the Seller / Servicer contract has been made with the undersigned Officer's supervision, and
2. To the best of the undersigned Officer's knowledge, based on such review, the Seller / Servicer has fulfilled all its obligations under the Guides for such year, or if there has been a default in the fulfillment of any such obligation, such default is listed below, and
3. If applicable, GMACM has filed the information returns with respect to the receipt of mortgage interest pursuant to Sections 6050H, 6050J and 6050P of the Code, received in a trade or business, reports of foreclosures and abandonment's of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property.

     Known Default           Status            Steps Being Taken to Cure Default
     -------------           ------            ---------------------------------

     (None)


Servicer:     GMAC Mortgage Corporation
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By:           /s/ Michael Kacergis
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Name:         Michael Kacergis
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Title:        Assistant Vice President
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Date:         March 25, 2002
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